Exhibit 4.19

STOCK REDEMPTION AGREEMENT

THIS STOCK REDEMPTION AGREEMENT (the “Agreement”) is made and entered into effective as of January 22, 2024 (the “Effective Date”), by and among CB Snowbird Holdings, L.P., a Delaware limited partnership (“Seller”), TypTap Insurance Group, Inc., a Florida corporation (the “Company”), and HCI Group, Inc., a Florida corporation (“HCI”).

RECITALS

WHEREAS, Seller owns 8,000,000 shares of Series A-1 Preferred Stock of the Company (“A-1 Preferred Stock”) and 2,000,000 shares of Series A-2 Preferred Stock of the Company (“A-2 Preferred Stock” and collectively with the A-1 Preferred Stock, the “Preferred Stock”), which constitute all of the securities of the Company in which Seller has or may claim an interest; and

WHEREAS, Seller desires to sell to the Company, and the Company desires to redeem from Seller, the Preferred Stock upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Redemption of Preferred Stock.

(a) Redemption; Redemption Price. At the Closing (as defined below), the Company shall purchase and redeem from Seller, and Seller shall sell, assign and transfer to the Company, all of the Preferred Stock (together with any other securities of the Company in which Seller has an interest, if any), free and clear of all restrictions on transfer, pledges, security interests, liens, claims, encumbrances and demands, in exchange for $102,923,386.63 in cash (the “Redemption Price”).

(b) Closing. The sale, transfer and redemption of the Preferred Stock (the “Redemption”) under this Agreement (the “Closing”) shall occur on the date hereof or such other date as is mutually agreed upon (the “Closing Date”) by electronic transmittal of executed documents by Seller and the Company. Effective as of the Closing, the redeemed Preferred Stock will be deemed cancelled by the Company and will no longer be considered issued or outstanding.

(c) Closing Deliverables. At the Closing, (i) Seller shall deliver to the Company a duly executed copy of the Stock Power in the form attached hereto as Exhibit A (the “Stock Power”), (ii) Company shall pay to Seller an amount in cash equal to the Redemption Price, and (iii) Seller shall deliver to HCI and HCI shall deliver to Seller a duly executed copy of the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

(d) Payments to Seller. All payments under this Agreement to Seller shall be made by wire transfer to Seller’s bank account pursuant to the wire transfer instructions listed on the attached Exhibit C.

(e) No Further Right in any Preferred Stock or Distributions. Notwithstanding anything to the contrary in the Company’s Amended and Restated Articles of Incorporation, dated as of February 26, 2021 (as amended, the “Amended and Restated Articles”) or the Shareholders Agreement, dated as of February 26, 2021 (the “Shareholders Agreement”), from and after the Closing, neither Seller nor any affiliate of Seller or any of their respective directors, officers, employees, members or partners (each, a “Seller Party”, and collectively, the “Seller Parties”) shall have any right to (or claim against or relating to) any of the Preferred Stock or any dividend distributions or any other distributions from the Company (whether in respect of the Preferred Stock or any other other equity interests of the Company), and Seller hereby fully and forever waives any claim Seller may have against or relating to any of the Preferred Stock or any dividend distributions or any other distributions from the Company (whether in respect of the Preferred Stock or any other other equity interests of the Company).

2. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to the Company as of the Effective Date (all of which are true, accurate, complete and correct as of each of the Effective Date and the Closing Date), all of which shall survive the Effective Date, the Closing and the consummation of the Redemption:

(a) Authority. Seller has full power, legal right, authority and capacity to execute and deliver this Agreement, the Stock Power and the Registration Rights Agreement, and to carry out the Redemption and perform the obligations contemplated by this Agreement. The execution, delivery and performance of this Agreement, the Stock Power, the Registration Rights Agreement and any other documents in connection herewith by Seller constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b) Preferred Stock. Seller is the holder and owner of, and has good, marketable and valid title to, all of the Preferred Stock, free and clear of all restrictions on transfer, liens, pledges, security interests, claims and demands. Seller has not transferred, assigned, or pledged any Preferred Stock to any other person or entity. On the Closing Date, the Company will receive good, marketable and valid title to all of the Preferred Stock. Other than the Preferred Stock being redeemed hereunder, neither Seller nor any Seller Party holds or owns (or has any right to acquire) any additional securities of the Company, and as a result of this Agreement and the Redemption, Seller has no further right, in law or equity, to any securities of the Company, whether issued or not, in any fashion whatsoever.

(c) Information. Seller has received all the information that Seller considers necessary or appropriate for deciding whether to enter into this Agreement and to consummate the Redemption.

(d) Advice. Seller understands and agrees that nothing in this Agreement or any other materials presented by or on behalf of the Company to Seller in connection with the Redemption constitutes legal, tax, investment, financial, accounting or other advice. Seller has consulted such legal, tax, financial, accounting, investment and other advisors as Seller, in Seller’s sole discretion, has deemed necessary or appropriate in connection with the Redemption. Seller acknowledges and agrees that Seller has not relied on any legal, tax, investment, financial, accounting or other advice furnished by or on behalf of the Company.

(e) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2, none of Seller nor any affiliate or representative of Seller has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Company, this Agreement or the transactions contemplated by this Agreement.

3. Release.

(a) Seller Release. For and in consideration of the Redemption and other mutual promises and agreements set forth herein, Seller, on behalf of Seller and the Seller Parties (collectively, the “Seller Releasor”), hereby fully and forever releases the Company or any affiliate of the Company or any of their respective directors, officers, employees, members, partners or managers of the Company (collectively, “Company Parties”) solely in their capacity as director, officer, employee, member, partner or manager of the Company and the respective successors and assigns of the Company and Company Parties from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to, or arising from, any matters of any kind or nature, whether currently known or unknown, express or implied, matured or unmatured, suspected or unsuspected, contingent or vested, liquidated or unliquidated, that Seller Releasor may possess with respect to any agreement or transaction that a Seller Releasor entered into with the Company prior to the Effective Date and the Redemption contemplated by this Agreement arising from any omissions, acts, facts, matters, causes or things that have occurred up until and including the Effective Date, including, without limitation:

(i) Any and all claims relating to, or arising from, the Seller Releasor’s right to purchase or receive, or actual purchase or receipt of, units, equity or interests in the Company, including, without limitation, any claims for misrepresentation, breach of fiduciary duty or breach of duty under applicable state law;

(ii) Any and all claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities of the Company;

(iii) Any and all claims or rights arising from or in connection with the Amended and Restated Articles, the Shareholders Agreement or any transaction entered into with a Seller Releasor prior to the Effective Date by the Company and the Redemption contemplated by this Agreement; and

(iv) Any and all claims for attorneys’ fees and costs.

Notwithstanding the forgoing, Seller Releasor does not release the Company or the Company Parties from, and specifically reserves all rights related to, (i) the matters described in Section 6 of this Agreement, (ii) any rights or claims of Seller or the Seller Parties for damages actually incurred by Seller or the Seller Parties which result or have resulted primarily from any criminal or fraudulent act of the Company or the Company Parties or (iii) any omissions or acts of the Company or the Company Parties or facts, matters, causes or things which arise from and after the Effective Date. Seller agrees that the release set forth in this Section 3(a) shall be and remain in effect in all respects as a complete general release as to the matters released as described above. Seller further acknowledges and agrees that, except for the payments expressly set forth in Section 1 and

9 of this Agreement, there are no further distributions, payments, amounts, or benefits owed to Seller by the Company. This release does not extend to any obligations incurred under this Agreement. Seller represents that Seller is not aware of any claims against the Company or the Company Parties. Seller acknowledges that it has been advised by legal counsel, or has had full opportunity to seek advice of legal counsel and has voluntarily declined to seek such advice. SELLER UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS SELLER MAY HAVE AGAINST THE COMPANY AND THE COMPANY PARTIES BASED ON ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE WITH RESPECT TO THE MATTERS RELEASED AS DESCRIBED ABOVE, EVEN IF SELLER DOES NOT, AT THE TIME SELLER SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE ACTS OR OMISSIONS.

(b) The Company, on behalf of the Company and the Company Parties (collectively, the “Company Releasor”), hereby fully and forever releases the Seller and the Seller Parties solely in their capacities as a director, officer, employee, member, partner or manager of the Seller or a Seller Party and the respective successors and assigns of Seller and Seller Parties from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to, or arising from, any matters of any kind or nature, whether currently known or unknown, express or implied, matured or unmatured, suspected or unsuspected, contingent or vested, liquidated or unliquidated, that the Company Releasor may possess with respect to any agreement or transaction that the Company entered into with the Seller prior to the Effective Date and the Redemption contemplated by this Agreement arising from any omissions, acts, facts, matters, causes or things that have occurred up until and including the Effective Date, including, without limitation:

(i) Any and all claims relating to, or arising from, the Seller’s investment in the Company, including the Seller’s purchase of the Preferred Stock;

(ii) Any and all claims or rights arising from or in connection with the Amended and Restated Articles, the Shareholders Agreement or any transaction entered into with the Company prior to the Effective Date by a Seller Releasor and the Redemption contemplated by this Agreement; and

(iii) Any and all claims for attorneys’ fees and costs.

Notwithstanding the forgoing, Company Releasor does not release Seller or the Seller Parties from, and specifically reserves all rights related to, (i) any breach of fiduciary duty with respect to any Seller Party that serves on the board of directors of the Company or HCI, (ii) any rights or claims of the Company or the Company Parties for damages actually incurred by the Company or the Company Parties, which result or have resulted primarily from any criminal or fraudulent act of the Seller or the Seller Parties or (iii) any omissions or acts of Seller or the Seller Parties or facts, matters, causes or things which arise from and after the Effective Date. The Company agrees that the release set forth in this Section 3(b) shall be and remain in effect in all respects as a complete general release as to the matters released as described above. The Company further acknowledges and agrees that there are no further distributions, payments, amounts, or benefits owed to the Company by Seller. This release does not extend to any obligations incurred under this Agreement. The

Company represents that the Company is not aware of any claims against the Seller or the Seller Parties. The Company acknowledges that it has been advised by legal counsel, or has had full opportunity to seek advice of legal counsel and has voluntarily declined to seek such advice. THE COMPANY UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS THE COMPANY MAY HAVE AGAINST SELLER AND THE SELLER PARTIES BASED ON ACTS OR OMISSIONS OCCURRING ON OR BEFORE THE EFFECTIVE DATE WITH RESPECT TO THE MATTERS RELEASED AS DESCRIBED ABOVE, EVEN IF THE COMPANY DOES NOT, AT THE TIME THE COMPANY SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE ACTS OR OMISSIONS.

4. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Seller as of the Effective Date (all of which are true, accurate, complete and correct as of each of the Effective Date and the Closing Date), all of which shall survive the Effective Date, the Closing and the consummation of the Redemption:

(a) Authority. The Company has full power, legal right, authority and capacity to execute and deliver this Agreement, and to carry out the Redemption and perform the obligations contemplated by this Agreement. The execution, delivery and performance of this Agreement and any other documents in connection herewith by the Company constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(b) No Consents. Except for HCI’s waiver by Fifth Third Bank with respect to the Parent Guaranty and Amended and Restated Articles of Incorporation of the Company, the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not require the Company to give notice to, or obtain the consent or approval of, any third party.

(c) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, none of the Company nor any affiliate or representative of Seller has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Company, this Agreement or the transactions contemplated by this Agreement.

5. Representations and Warranties of HCI. HCI hereby makes the following representations and warranties to Seller as of the Effective Date (all of which are true, accurate, complete and correct as of each of the Effective Date and the Closing Date), all of which shall survive the Effective Date, the Closing and the consummation of the Redemption:

(a) Authority. HCI has full power, legal right, authority and capacity to execute and deliver this Agreement and the Registration Rights Agreement. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and any other documents in connection herewith by HCI constitute the valid and legally binding obligations of HCI, enforceable against HCI in accordance with their respective terms.

(b) SEC Filings. HCI has filed all required forms, reports and documents with the U.S. Securities and Exchange Commission since January 1, 2023 (“SEC Documents”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, in each case, as in effect on the dates such forms, reports and documents were filed. None of the SEC Documents contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a SEC Document filed subsequently and prior to the date hereof.

(c) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, none of HCI nor any affiliate or representative of Seller has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to HCI, this Agreement or the transactions contemplated by this Agreement.

6. Board Matters; Corporate Opportunities.

(a) For so long as Eric Hoffman continues to serve on the board of directors of HCI and, solely with respect to clause (ii) hereof, for six years thereafter: (i) he shall at all times be entitled to compensation and reimbursement in connection with his service on the board of directors of HCI consistent with the policies and practices of HCI generally applicable to independent members of its board of directors, (ii) HCI shall maintain in effect at all times directors’ and officers’ liability insurance and fiduciary liability insurance with insurers of recognized financial responsibility in such amounts as the board of directors of HCI determines to be prudent and customary for HCI’s business and operations and HCI’s articles of incorporation and bylaws shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law and (iii) HCI shall not take any action, including making or recommending any amendment to its articles of incorporation or bylaws, that would reasonably be expected to affect adversely Seller’s rights under this Section 6 (including Section 6(c)), without the prior written consent of Seller.

(b) For so long as either Samuel Rappaport or Steve Shafran continues to serve on the board of directors of the Company and, solely with respect to clause (i) hereof, for six years thereafter: (i) the Company shall maintain directors’ and officers’ liability insurance and fiduciary liability insurance with insurers of recognized financial responsibility in such amounts as the board of directors of the Company determines to be prudent and customary for the Company’s business and operations, and the articles of incorporation and bylaws of the Company shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law and (ii) the Company shall reimburse each of them for their reasonable and documented out-of-pocket expenses incurred in connection with attending regular and special meetings of the board of directors of the Company and any committee thereof.

(c) To the fullest extent permitted by applicable law, HCI agrees that Eric Hoffman, Seller, any affiliate of Seller, or any portfolio company or Seller or any affiliate of such portfolio company (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as HCI or any of its affiliates, (ii) do business with any client, customer, vendor, policyholder, reinsurer or lessor of any of HCI or its affiliates; or (iii) make investments in any kind of property in which HCI may make investments. To the fullest extent permitted by applicable law, HCI and the Company, on behalf of themselves and their respective affiliates, renounce any interest or expectation to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waive any claim against a Covered Person, and shall, jointly and severally, indemnify each Covered Person against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), in each case to which such Covered Person may become subject, as a result of, arising in connection with or relating to a Covered Person’s breach of any fiduciary duty by reason of such person’s participation in any such business or investment. HCI shall pay in advance any reasonable out-of-pocket expenses incurred by a Covered Person in the defense of any claim for which such Covered Person is, or would reasonably be expected to be, entitled to indemnification under this Section 6. HCI and the Company each agree that, in the event that a Covered Person acquires knowledge of a potential transaction or matter that may constitute a corporate opportunity for both (x) the Covered Person and (y) HCI, the Company or any of their respective subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to HCI, the Company or their respective subsidiaries. To the fullest extent permitted by applicable law, HCI and the Company hereby renounce any interest or expectation in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the board of directors of either HCI or the Company, and waives any claim against each Covered Person, and shall indemnify each Covered Person against any Losses incurred by such Covered Person, and any and all Losses to which such Covered Person may become subject, as a result of, arising in connection with or relating to a Covered Person’s breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to HCI, the Company, or any of their respective affiliates; provided, that, in each such case, any corporate opportunity that is expressly offered to a Covered Person in writing solely in his or her capacity as a member of the board of directors of either HCI or the Company shall belong to the Company or to HCI, as applicable.

7. Termination of Agreements. Effective immediately upon the Closing, the parties hereto (including HCI) agree that each of the Shareholders Agreement and the Parent Guaranty Agreement, dated as of February 26, 2021, shall be terminated, effective immediately, and each shall be null and void and of no further force and effect and there shall be no liability on the part of any party thereto to any other party under such agreements. For the avoidance of doubt, the Indemnification Agreement, dated as of February 26, 2021, between HCI and Eric Hoffman and the Indemnification Agreement, dated as of February 26, 2021 between the Company and Eric Hoffman remain in full force and effect.

8. Conflicts. In the event of a conflict between the terms or provisions of this Agreement and the Amended and Restated Articles or the Shareholders Agreement, the terms of this Agreement shall control. By executing this Agreement, each of the parties hereto hereby acknowledges (or waives), to the extent applicable, compliance with any notice or other requirements provided for in the Amended and Restated Articles or the Shareholders Agreement with respect thereto.

9. Expenses. HCI or one of its affiliates will pay for or reimburse Seller for its costs and expenses incurred in the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby that are contemplated to occur at the Closing in an amount not to exceed $60,000.

10. Miscellaneous.

(a) Governing Law; Venue; Attorneys’ Fees. This Agreement shall be governed by the substantive laws of the State of Florida without regard to its conflict of laws provisions or the laws of any other jurisdiction. The parties hereto hereby agree that the exclusive venue of any action, proceeding, counterclaim, crossclaim or other litigation relating to, involving or resulting from this Agreement shall lie exclusively in the state or federal courts situated in Hillsborough County or the Middle District, Tampa Division, in the state of Florida, and each party hereto hereby consents to the jurisdiction of such courts for such purpose. In the event that either party hereto is required to engage the services of legal counsel to enforce or interpret the terms and conditions of this Agreement against the other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorneys’ fees and costs of legal assistants from the other party, which shall include any fees or costs incurred at trial or in any appellate proceeding, and expenses and other costs, including any accounting expenses incurred.

(b) Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign this Agreement without the prior written consent of the other party.

(c) Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any failure by a party to this Agreement to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

(d) Entire Agreement. This Agreement, the Stock Power and the Registration Rights Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and this Agreement, the Stock Power and the Registration Rights Agreement supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter described herein.

(e) Headings. The headings of sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe, the contents of this Agreement.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Specific Performance. The rights of each party to consummate the transactions contemplated hereby are agreed to be unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the agreements and conditions set forth herein would be inadequate, and further recognizing that any such breach or threatened breach would cause immediate, irreparable and permanent damage to the parties, the extent of which would be impossible or difficult to ascertain, the parties hereto agree that in the event of any such breach or threatened breach, and in addition to any and all remedies at law or otherwise provided herein, any party hereto may specifically enforce the terms of this Agreement and may seek temporary and/or permanent injunctive relief (including a mandatory injunction) without the necessity of proving actual damage or the lack of an adequate remedy at law and, to the extent permissible under applicable rules, provision and statutes, a temporary injunction may be granted immediately upon the commencement of any suit hereunder regardless of whether the breaching party or parties have actually received notice thereof. Such remedy shall be cumulative and not exclusive, and shall be in addition to any other remedy or remedies available to the parties.

(h) Survival. The provisions of Sections 6, 9 (to the extent such obligation is not satisfied at the Closing) and 10 shall survive the Closing of the transactions contemplated by this Agreement. The representations and warranties of the parties contained in this Agreement shall survive the Closing until twelve months following the Closing.

(i) No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, and notwithstanding the fact that Seller or its affiliates or any of its or their successors or permitted assignees may be a partnership or a limited liability company, each of the Company and HCI, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Seller and their respective successors and permitted assignees shall have any obligation hereunder, and that it has no rights of recovery against, and no recourse hereunder against, any former, current or future director, officer, agent, advisor, attorney, representative, affiliate, manager or employee of Seller (or any of its successors or assignees), against any former, current or future general or limited partner, manager, member or stockholder of Seller or any affiliate thereof or against any former, current or future director, officer, agent, advisor, attorney, representative, employee, affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law.

[Signature pages follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the foregoing Agreement as of the Effective Date.

CB SNOWBIRD HOLDINGS, L.P.

By: CSCP III Cayman GP Ltd., its general partner

/s/ Gavin Baiera
Gavin Baiera
Authorized Signatory

Address:
c/o Centerbridge Partners, L.P.
375 Park Avenue, 11th Floor
New York, NY 10152-0002
Attn: The Office of the General Counsel Eric Hoffman

TYPTAP INSURANCE GROUP, INC.

/s/ Paresh Patel
Paresh Patel
Chief Executive Officer

Address:
3802 Coconut Palm Drive
Tampa, Florida 33619
Attention: Brook Baker, General Counsel

HCI GROUP, INC.

/s/ Paresh Patel
Paresh Patel
Chief Executive Officer

Address:
3802 Coconut Palm Drive
Tampa, Florida 33619
Attention: Andrew Graham, General Counsel

[Signature Page to Redemption Agreement]

EXHIBIT A

STOCK POWER

This STOCK POWER (the “Stock Power”) is entered into effective as of January 22, 2024 (the “Effective Date”) by CB Snowbird Holdings, L.P., a Delaware limited partnership (the “Selling Shareholder”), in favor of TypTap Insurance Group, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Selling Shareholder, the Company and HCI Group, Inc., a Florida corporation are parties to that certain Redemption Agreement (the “Redemption Agreement”), dated as of the Effective Date, pursuant to which the Selling Shareholder has agreed to sell, assign and transfer all of the Selling Shareholder’s Preferred Stock (as defined in the Redemption Agreement) to the Company; and

WHEREAS, the Selling Shareholder owns those certain shares of Preferred Stock (as such term is defined in the Redemption Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Selling Shareholder, intending to be legally bound, hereby agrees as follows:

1.

Assignment. As of the date hereof, the Selling Shareholder hereby sells, delivers, transfers and assigns to the Company all of the Selling Shareholder’s right, title and interest in and to all of the Preferred Stock, and the Selling Shareholder acknowledges that the Selling Shareholder shall no longer have any further right, in law or equity, to any securities or equity interests of the Company.

2.

Further Assurances. At any time and from time to time, at the request of the Company, the Selling Shareholder shall execute and deliver to the Company any additional, new, or confirmatory instruments and all other and further instruments to carry into effect the intent and purposes hereof.

3.	Binding Effect. This Stock Power shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns.

4.

Governing Law. This Stock Power will be governed by and construed and interpreted in accordance with the substantive laws of the State of Florida, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of a jurisdiction other than the State of Florida.

[Signature Page to Follow]

Exhibit A - 1

IN WITNESS WHEREOF, the undersigned has executed this Stock Power effective as of the date first set forth above.

SELLING SHAREHOLDER:

CB SNOWBIRD HOLDINGS, L.P.

By: CSCP III Cayman GP Ltd., its general partner

Gavin Baiera
Authorized Signatory

Address:
c/o Centerbridge Partners, L.P.
375 Park Avenue, 11th Floor
New York, NY 10152-0002
Attn: The Office of the General Counsel

Exhibit A - 2

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

(SEE ATTACHED)

Exhibit B

EXHIBIT C

WIRE TRANSFER INSTRUCTIONS

Exhibit C